Exhibit 3.2

INDEX

TO

AMENDED AND RESTATED BYLAWS

OF

ALLIANCE FINANCIAL CORPORATION

ARTICLE I - MEETINGS OF SHAREHOLDERS

Section 101.	Place of Meetings
Section 102.	Annual Meetings
Section 103.	Special Meetings
Section 104.	Conduct of Shareholders’ Meetings
Section 105.	Inspectors of Election
Section 106.	Business at Annual Meeting
Section 107.	Postponement of Meeting

ARTICLE II - DIRECTORS AND BOARD MEETINGS

Section 201.	Management by Board of Directors
Section 202.	Nomination for Directors
Section 203.	Directors Must be Shareholders
Section 204.	Number of Directors
Section 205.	Vacancies
Section 206.	Compensation of Directors
Section 207.	Organization Meeting
Section 208.	Regular Meetings
Section 209.	Special Meetings
Section 210.	Participation without Physical Presence
Section 211.	Consent Without a Meeting
Section 212.	Committees

ARTICLE III - OFFICERS

Section 301.	Officers
Section 302.	Chief Executive Officer
Section 303.	Chair of the Board
Section 304.	President
Section 305.	Vice Presidents
Section 306.	Secretary
Section 307.	Treasurer
Section 308.	Assistant Officers
Section 309.	Compensation

Section 310.	General Powers

ARTICLE IV - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 401.	Mandatory Indemnification
Section 402.	Optional Indemnification

ARTICLE V - CAPITAL STOCK

Section 501.	Certificates for Stock; Uncertificated Shares
Section 502.	Lost or Destroyed Certificates

ARTICLE VI - GENERAL

Section 601.	Fiscal Year
Section 602.	Record Date
Section 603.	Emergency Bylaws
Section 604.	Severability

ARTICLE VII - AMENDMENT OR REPEAL

Section 701.	Amendment or Repeal of Bylaws
Section 702.	Recording Amendments and Repeals

AMENDED AND RESTATED BYLAWS

OF

ALLIANCE FINANCIAL CORPORATION

These Amended and Restated Bylaws (the “Bylaws”) are supplemental to the New York Business Corporation Law and other applicable provisions of law, as the same shall from time to time be in effect.

ARTICLE I.    MEETINGS OF SHAREHOLDERS

Section 101.    Place of Meetings. All meetings of the shareholders shall be held at such place or places, within or without the State of New York, as shall be determined by the Board of Directors from time to time.

Section 102.  Annual Meetings. The annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at such date or hour as may be fixed by the Board of Directors. Any business which is a proper subject for shareholder action may be transacted at the annual meeting, regardless of whether the notice of the meeting contains any reference to the business, except as otherwise provided by these Bylaws or applicable law.

Section 103.    Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, the Chief Executive Officer, the President if there is no CEO, or by the shareholders entitled to cast at least twenty-five percent (25%) of the vote which all shareholders are entitled to cast at the meeting. At a special meeting no business other than that specified in the notice of meeting shall be transacted.

Section 104.    Conduct of Shareholders’ Meetings. The CEO shall preside at all shareholders’ meetings. In the absence of CEO, the President shall preside or, in his/her absence, any officer designated by the Board of Directors shall preside. The officer presiding over the shareholders’ meeting may establish such rules and regulations for the conduct of the meeting as he/she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting. Unless the officer presiding over the shareholders’ meeting otherwise requires, shareholders need not vote by ballot on any question.

Section 105.  Inspectors of Election. One or more inspectors of election shall be appointed by the Board prior to each meeting of shareholders to oversee the counting of the shareholder vote. In the event any person appointed by the Board fails to appear or act in such capacity, the officer presiding over the meeting may select a replacement.

Section 106.  Business at Annual Meeting. At an annual meeting of shareholders, only such business or proposals (“Business”) shall be conducted as shall have been properly brought before the annual meeting. To be properly brought before an annual meeting, the Business must be: (a) specified in the notice of annual meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (b) otherwise properly brought before an annual meeting by or at the direction of the Board of Directors; or (c) otherwise properly brought before the annual meeting in accordance with this Section.

For Business to be properly brought before an annual meeting by a shareholder of the Corporation, the shareholder must give timely written notice of the Business to be brought before the annual meeting to the Secretary of the Corporation. To be timely, a shareholder’s written notice must be delivered or mailed to and actually received at the Company’s principal headquarters at least 45 days prior to the date of the annual meeting, provided, however, that if less than 60 days notice of the annual meeting is given, then the shareholder’s written notice of the Business to be brought before the annual meeting must be so received not later than the close of business on the 15th day following the date on which such notice of the date of annual meeting was mailed. A shareholder’s written notice to the Secretary of the Corporation of the Business to be brought before the annual meeting shall set forth as to each matter: (a) a brief description of the Business desired to be brought before the annual meeting; (b) the name and address of the shareholder proposing the business to be brought before the annual meeting; (c) the class and number of shares of the Corporation held by the shareholder proposing to bring business before an annual meeting; (d) any material interest of the shareholder making the written submission in the business to be brought before the annual meeting; and (e) the same information required by clauses (b), (c) and (d) above with respect to any other shareholder that, to the knowledge of the shareholder proposing such Business, supports such proposal.

Notwithstanding anything in the Corporation’s Bylaws to the contrary, no Business shall be conducted at an annual meeting except in accordance with the provisions and procedures set forth in this Section of the Corporation’s Bylaws.

The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that the Business was not properly brought before the meeting, and, in accordance with the provisions of this Section of the Corporation’s Bylaws, any such Business not properly brought before the meeting shall not be transacted.

Section 107.    Postponement of Meeting. Any annual meeting of shareholders or any special meeting of shareholders called by the Board of Directors may be postponed at any time or from time to time after written notice of the meeting has been delivered to shareholders by action of the Board of Directors or a duly authorized committee thereof. Any such postponement or postponements shall be disclosed in any public filing with the Securities and Exchange Commission or by means of a press release to Dow Jones & Company or any similar service promptly following such postponement, and promptly thereafter written notice of such postponement stating the place, day and hour to which the meeting was postponed shall be delivered to each shareholder of record entitled to notice of and to vote at such meeting.

ARTICLE II.    DIRECTORS AND BOARD MEETINGS

Section 201.    Management by Board of Directors. The business and affairs of the corporation shall be managed by its Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders.

Section 202.    Nomination for Directors. Nominations for directors to be elected at an annual meeting of shareholders, except those made by the Board of Directors of the Corporation, must be submitted to the Secretary of the Corporation in writing not less than 90 days nor more than 120 days immediately preceding the date of the meeting. Such notification by a shareholder shall contain the following information: (a) the name, age and business address and residence address of each proposed nominee; (b) the principal occupation and employment of each proposed nominee; (c) the total number of shares of capital stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder and (f) any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or otherwise required, pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended. Nominations not made in accordance with this Section may be disregarded by the presiding officer of the meeting in his/her discretion.

Section 203.    Directors Must be Shareholders. Every director must be a shareholder of the Corporation and shall own in his/her own right the number of shares required by law in order to qualify as such director and shall be at least equal to $1,000.00 in par value or market value. Any director shall forthwith cease to be a director when he/she no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such director vacated.

Section 204.    Number of Directors; Classified Board. The Board of Directors shall consist of not less than nine (9) nor more than twenty-five (25) directors, the exact number to be fixed and determined from time to time by vote of the Board of Directors or by resolution approved by a majority of the total votes eligible to be voted at a duly constituted meeting of shareholders called for such purpose. The Board shall be classified into 3 classes as nearly equal in number as possible in accordance with the provision in the Certificate of Incorporation and applicable law.

Section 205.    Vacancies. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by vote of the remaining members of the Board. Increases in the Board of Directors between annual meetings of shareholders shall be limited to not more than three members per year. Any director elected to fill a vacancy in the Board of Directors shall become a member of the same Class of directors in which the vacancy existed; but if the vacancy is due to an increase in the number of directors, the new director shall be designated as belonging in Class 1, Class 2, or Class 3 so as to maintain the three classes of directors as nearly equal in number as possible.

Section 206.    Compensation of Directors. No director shall be entitled to any salary as such; but the Board of Directors may fix, from time to time, reasonable compensation for acting as a director and reasonable compensation to be paid each director for his/her services in attending meetings of the Board and meetings of committees appointed by the Board. The Corporation may reimburse directors for expenses related to their duties as a member of the Board.

Section 207.    Organization Meeting. The President or Secretary, upon receiving the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet for the purpose of organizing the new Board and electing and appointing officers of the Corporation for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and in any event within thirty days. If, at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 208.    Regular Meetings. Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board shall from time to time designate or as may be designated in any notice from the Secretary calling the meeting. Notice need not be given of regular meetings of the Board of Directors which are held at the time and place designated by the Board of Directors. If a regular meeting is not to be held at the time and place designated by the Board of Directors, notice of such meeting (which need not specify the business to be transacted and which may be either verbal or in writing) shall be given by the Secretary to each member of the Board at least twenty-four hours before the time of the meeting.

A majority of the full Board of Directors shall constitute a quorum for the transaction of business. If at the time fixed for the meeting, including the meeting to organize the new Board following the annual meeting of shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is obtained.

Except as otherwise provided herein or in the Certificate of Incorporation, a majority of those directors present and voting at any meeting of the Board of Directors at which a quorum is present shall decide each matter considered. A director cannot vote by proxy, or otherwise act by proxy at a meeting of the Board of Directors.

Section 209.    Special Meetings. Special meetings of the Board of Directors may be called by a Chief Executive Officer, the Chair of the Board, the President if there is no CEO or Co-CEO, or at the request of three or more members of the Board of Directors. A special meeting of the Board of Directors shall be deemed to be any meeting other than the regular meeting of the Board of Directors. Notice of the time and place of every special meeting, which need not specify the business to be transacted and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty-four hours before the time of such meeting excepting the Organization Meeting following the election of directors.

Section 210.    Participation Without Physical Presence. One or more directors may participate in a meeting of the Board of Directors, or of a Committee of the Board by a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

Section 211.    Consent Without a Meeting. Any action required or permitted to be taken by the Board of Directors or any Committee of the Board may be taken without a meeting if all members of the Board or the Committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consent shall be filed with the minutes of the proceedings of the Board or the Committee.

Section 212.    Committees.

(a)      General. The Board of Directors may establish executive and other committees, provided that the establishment, composition, functions and structure of such committees shall be in accordance with the terms of these Bylaws and applicable law, and shall be subject to approval by the full Board. Committees established under this section may be authorized to act on any matter not specifically prohibited by New York Business Corporation Law § 712. Committees shall consist of three or more directors (along with any alternate members selected by the Board), and may be altered or disbanded by subsequent Board resolution approved by the full Board.

(b)      Executive Committee. The Board may appoint an Executive Committee to conduct business with respect to any matter not specifically prohibited by New York Business Corporation Law § 712 between regularly scheduled meetings of the full Board.

ARTICLE III. OFFICERS

Section 301.    Officers. The officers of the corporation shall include a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers and assistant officers as the Board of Directors may from time to time deem advisable. Except for the provisions in Section 302 and the positions of the President, Secretary and Treasurer, the Board may refrain from filling any of the offices at any time. Except as otherwise required by Section 302, (i) the officers shall be elected by the Board of Directors at the annual organization meeting, in the manner and for such terms as the Board of Directors from time to time shall determine; (ii) any officer may be removed at any time, with or without cause, and regardless of the term for which such officer was elected, but without prejudice to any contract right of such officer; and (iii) each officer shall hold his/her office for the current year for which he/she was elected or appointed by the Board unless he/she shall resign, become disqualified, or be removed at the pleasure of the Board of Directors.

Section 302.    Chief Executive Officer. The Chief Executive Officer shall be either the Chairman of the Board or the President, as the Board of Directors shall from time to time determine, and shall have general powers and duties of management of the Corporation’s business affairs, subject to the control of the Board of Directors, shall perform such duties which may from time to time be assigned to him by the Board of Directors.

Section 303.    Chair of the Board. The Board of Directors may elect a Chair of the Board at the organization meeting of the Board following each annual meeting of shareholders at which directors are elected. The Chair of the Board shall be a member of the Board of Directors and shall preside at the meetings of the Board and perform such other duties as may be prescribed by the Board of Directors.

Section 304.    President. The President, subject to the appointment of a CEO under Section 302, shall have general supervision of all of the departments and business of the Corporation and shall prescribe the duties of the other officers and employees and see to the proper performance thereof. The President shall be responsible for having all orders and resolutions of the Board of Directors carried into effect. The President shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all authorized documents and instruments requiring such execution, except to the extent that signing and execution shall have been delegated to some other officer or agent of the Corporation by the Board of Directors or by the President. In the absence or disability of the Chairperson of the Board or his/her refusal to act, the President shall preside at meetings of the Board. In general, the President shall perform all the duties and exercise all the powers and authorities incident to such office or as prescribed by the Board of Directors.

Section 305.    Vice Presidents. The Vice Presidents shall perform such duties, do such acts and be subject to such supervision as may be prescribed by the Board of Directors or the President. In the event of the absence or disability of the President and CEO or his/her/their refusal to act, the Vice Presidents, in the order of their rank, and within the same rank in the order of their authority, shall perform the duties and have the powers and authorities of the President, except to the extent inconsistent with applicable law.

Section 306.    Secretary. The Secretary shall act under the supervision of the President or such other officers as the President may designate. Unless a designation to the contrary is made at a meeting, the Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all of the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for the standing Committees when required by these Bylaws or otherwise. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors to the extent required by these Bylaws or applicable law. The Secretary shall keep a seal of the Corporation, and, when authorized by the Board of Directors or the President, cause it to be affixed to any documents and instruments requiring it. The Secretary shall keep, or cause to be kept, accurate and complete records of the ownership of shares of the Corporation. The Secretary shall perform such other duties as may be prescribed by the Board of Directors, President, or such other supervising officer as the President may designate.

Section 307.    Treasurer. The Treasurer shall act under the supervision of the President or such other officer as the President may designate. The Treasurer shall have custody of the Corporation’s funds and perform such other duties as may be prescribed by the Board of Directors, President or such other supervising officer as the President may designate.

Section 308.    Assistant Officers. Unless otherwise provided by the Board of Directors, each assistant officer shall perform such duties as shall be prescribed by the Board of Directors, the President or the officer to whom he/she is an assistant. In the event of the absence or disability of an officer or his/her refusal to act, his/her assistant officers shall, in the order of their rank, and within the same rank in the order of their seniority, have the powers and authorities of such officer.

Section 309.    Compensation. The salaries and compensation of all officers and assistant officers shall be fixed by or in the manner designated by the Board of Directors.

Section 310.    General Powers. The officers are authorized to do and perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the direction of the Board of Directors.

ARTICLE IV. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 401.    Mandatory Indemnification. The Corporation shall, to the full extent permitted by the New York Business Corporation Law, as amended from time to time, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a director, officer or employee of the Corporation or of any of its subsidiaries.

Section 402.    Optional Indemnification. In all situations in which indemnification is not mandatory under Section 401 hereof, the Corporation may, to the full extent permitted by the New York Business Corporation Law, as amended from time to time, indemnify all persons whom it is empowered to indemnify pursuant thereto.

ARTICLE V. CAPITAL STOCK

Section 501.    Certificates for Stock; Uncertificated Shares. The shares of stock of the Corporation may be represented by certificates or uncertificated, as provided by New York law. To the extent shares are represented by a certificate, the certificate shall be signed by the President and the Secretary or Treasurer. Where any such certificate is manually countersigned by either a transfer agent or a registrar (other than the Corporation itself or its employee) any other signature on such certificate may be a facsimile, engraved, stamped or printed. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate was issued, it may be issued by the Corporation with the same effect as if that individual were such officer at the date of issue.

Shares of the Corporation’s stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form. Within a reasonable time after the issuance or transfer of uncertificated shares, to the extent required by applicable law, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of stock. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

Section 502.    Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such person shall have:

(a) requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser;

(b) provided the Corporation with an indemnity agreement satisfactory in form and substance to the Board of Directors, or the President or the Secretary; and,

(c) satisfied any other reasonable requirements (including providing an affidavit and a surety bond) fixed by the Board of Directors, or the President or the Secretary.

ARTICLE VI. GENERAL

Section 601.    Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January in each year and end on the thirty-first day of December on each year.

Section 602.    Record Date. The Board of Directors may fix any time whatsoever (but not more than fifty days) prior to the date of any meeting of shareholders, or the date for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or will go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meetings, or entitled to receive payment of any such dividend or distribution or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.

Section 603.    Emergency Bylaws. In the event of any emergency resulting from a nuclear attack or similar disaster, and during the continuance of such emergency, the following Bylaw provision shall be in effect, notwithstanding any other provisions of the Bylaws:

(a) A meeting of the Board of Directors or of any committee thereof may be called by an officer or director upon one hour’s notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

(b) The director or directors in attendance at the meeting of the Board of Directors or of any Committee thereof shall constitute a quorum; and

(c) These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the directors attending any meeting of the Board of Directors, provided such amendment or repeal shall be effective only for the duration of such emergency.

Section 604.    Severability. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

ARTICLE VII.        AMENDMENT OR REPEAL

Section 701.    Amendment or Repeal of Bylaws. The Board of Directors or the shareholders may from time to time amend the bylaws of the Corporation.

Section 702.    Recording Amendments and Repeals. The text of all amendments to these Bylaws shall be attached to the Bylaws with a notation of the date and vote of such amendment or repeal.

Effective January 25, 2011.